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GROWTH AND INCOME TRUST
File No. 811-7393

EXHIBIT INDEX

Exhibit 9a:     Transfer Agency and Administration Agreement between
                Growth and Income Trust and American Express Client Service Corporation, dated January 1, 1988.

Exhibit 17:     Financial Data Schedules.

Exhibit 19a:    Trustees' Power of Attorney, dated January 7, 1998.

Exhibit 19b:    Officers' Power of Attorney, dated April 11, 1996.